Exhibit 10(p)

                               FORM OF EMPLOYMENT

April 28, 1997

Name and Address
of Executive

Dear Mr. _____________:

RE:  EMPLOYMENT CONTRACT

The following are the terms and conditions upon which Seven Seas Petroleum Inc. (the "Company") is prepared to continue to employ you and upon which you have agreed to continue your employment with the Company. By signing this letter agreement you accept the following terms and conditions:

1.    WORK DUTIES

1.1. You will carry out the duties and responsibilities of the position of President of the Company.

2.    TERM OF EMPLOYMENT

      The Company will employ you for a three year period, starting April 28, 1997, and ending April 28, 2000 provided that this Agreement shall be automatically renewed for successive terms on a year to year basis unless notice of non-renewal is effected by either party with written notice of non-renewal at least 90 days prior to the expiry of the then applicable term of this Agreement, in which case this Agreement will expire on the last day of such term.

3.    SALARY AND BENEFITS

3.1 Subject to the other terms and conditions of this agreement, the Company agrees to pay to you a base salary of U.S.$ _______ per annum, subject to such annual increases effective January 1st during each year of this agreement as the board of directors shall determine.

3.2 In addition to your base salary, the Company may, entirely at the discretion of the Company's compensation committee, award you a bonus. At the end of each calendar year during the term of this agreement, the compensation committee will assess your performance during the previous year and determine the amount of the discretionary bonus, if any, which will be awarded to you. Such determination and award to be made on or before January 31st for the preceding calendar year.

3.3 You shall also be eligible for annual incentive compensation in the form of stock options in the Company, in accordance with the policy formulated by the Company from time to time. Your eligibility for stock options shall be determined by the Company's compensation committee.

4.    VACATION.

4.1 You will be entitled to paid vacation of 4 weeks per calendar year provided that no more than 2 weeks may be taken consecutively.

4.2 Your vacation will not be cumulative from year to year, nor will you be paid in lieu of vacation not taken in a year.

5.    HEALTH, RETIREMENT AND WELFARE BENEFITS

      (a) The Company will pay the premiums for existing medical, and other benefit plans as altered, amended, introduced or discontinued from time to time by the Company or its carrier(s). Policy documents govern benefit entitlement. The Company is currently self-insured for dental expenses. The Company shall continue to provide this benefit or obtain insurance and pay the premiums for a benefit equal to that currently provided.

      (b) The Company currently has a 401(k) Plan in force, funded at the election of each employee and the Company will continue to make this 401(k) Plan available to you on the same terms as are currently in effect.

6.    EXPENSES

      In accordance with policies formulated by the Company from time to time, you will be reimbursed for all reasonable travelling and other expenses actually and properly incurred by you in connection with the performance of your duties and functions. For all such expenses, you will be required to keep proper accounts and to furnish statements and vouchers to the Company within 30 days after the date the expenses are incurred.

7.    SERVICE TO THE COMPANY

7.1 During the term of your employment by the Company, unless otherwise authorized in writing by the Company, you will well and faithfully serve the Company, promote its interests and devote the whole of your working time, attention and energy to the business and the affairs of the Company.

7.2 During the term of your employment by the Company, you will devote substantially all of your time and effort to fulfilling your duties as an officer and employee of the Company.

8.    CONFIDENTIALITY

      All business and trade secrets and confidential information and knowledge which you may acquire during the continuance of your employment with the Company related to the business and the affairs of the Company (collectively the "Confidential Information"), will for all purposes and at all times, both during the continuance of your employment and at all times thereafter, be held by you in trust for the exclusive benefit of the Company. Neither during the term of your employment nor at any time thereafter shall you disclose to any corporation, firm or person other than the Company, any of the Confidential Information of the Company, nor will you use for any purposes other than those expressly authorized by the Company any such Confidential Information. This paragraph does not apply to any information which would be found in the public domain.

9.    TERMINATION

      (a) In the event of cause, the Company may terminate your employment at any time without notice. For the purposes of this Agreement, cause includes but is not limited to, your death or serious incapacity, your breach of any term of this Agreement, or any reason deemed just cause pursuant to the common law of the Province of British Columbia.

      (b) In the absence of cause, the following termination and resignation provisions apply to your employment with the Company:

            (i) you may resign on giving the Company 3 months' prior written notice of the effective date of your resignation; and

            (ii) on receipt of your 3 months' notice of resignation, the Company may elect to pay you 3 months' base salary in lieu of notice, in which case your employment will terminate immediately upon receipt of such payment.

10.   RIGHTS OF TERMINATION

      In the event of the termination of your employment with the Company whether for cause, expiration of this Agreement or otherwise, you shall have the right to purchase from the Company, at the Company's undepreciated cost as shown on the financial books of the Company, all or any of the furniture or artwork in your office, such right to be exercisable within 30 days of the termination of your employment with the Company by delivery to the Company of a notice indicating the items to be purchased and accompanied by a certified cheque, payable to the Company, representing the purchase price as provided for herein for such items.

11.   LAW OF CONTRACT

      Any dispute relating to the terms of this employment agreement will be resolved pursuant to the laws of the Province of British Columbia.

If you are prepared to accept employment with the Company on the foregoing terms, kindly confirm your acceptance and agreement by signing the enclosed duplicate copy of this letter where indicated and return one copy to us.

We ask you to fully consider all of the above terms and to obtain any advice you feel is necessary, including legal advice, before you execute this agreement. We will not accept delivery of this agreement from you today to ensure that you have the opportunity to consider these terms and seek advice. If you are not agreeable to the terms as set out herein, kindly advise us within one week.

Yours very truly,

SEVEN SEAS PETROLEUM INC.

By:_______________________
   Authorized Signatory

ACCEPTED AND AGREED TO THIS 28th DAY OF APRIL, 1997. I HAVE READ AND UNDERSTAND THE TERMS AND CONDITIONS OF EMPLOYMENT SET OUT IN THIS LETTER AGREEMENT. I HAVE BEEN GIVEN FULL OPPORTUNITY TO CONSULT LEGAL ADVISORS OF MY CHOOSING.

______________________________
Name of Executive